EXHIBIT 10.16

SERVICE AGREEMENT

This Service Agreement (the Agreement) is made and effective this 1st day of January 2010,

BETWEEN:	SCRIPSAMERICA, Inc. (the 'Customer'), a corporation organized and existing under the laws of the state of Delaware with its head office located at: 843 Persimmon Lane Langhorne PA 19047

AND:
MARLEX PHARMACEUTICALS Inc. (the 'Service Provider'), a corporation organized and existing under the laws of the state of Delaware with its head office located at: 50 McCullough Drive Newcastle Delaware 19720

BACKGROUND:

A.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services in connection with the business of the Customer.

B.	The Service Provider is agreeable to providing such services to the Customer, on the terms and conditions as set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Engagement

1.
The Customer hereby agrees to engage the Service Provider to provide the Customer with services consisting of packaging and distribution of goods received from Customer's Suppliers as directed by the Customer , and such other services as the Customer and the Service Provider may agree upon from time to time (the"Servics") the Service Provider hereby agrees to provide the Services to the Customer.

Term of Agreement

2.
The term of this Agreement will begin on the date of this Agreement and will remain in full force and effect until January 1, 2020 subject to earlier termination as otherwise provided in this Agreement, with the said term being capable of extension by mutual written agreement of the parties.

Performance

3.	Both parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Compensation

4.
For the Services provided by the Service Provider under this Agreement, the Customer will pay to the Service Provider compensation based on the material costs, labor and shipping charges. The parties realize that the charges will vary depending on the Purchase Order being filled and will arrive at a mutually agreed upon rate for each transaction. Compensation will be payable upon completion of the Services. The Customer is entitled to deduct from the Service Provider's compensation any applicable deductions and remittances as required by law.

Return of Property

5.
Upon the expiry or termination of this Agreement, the Service Provider will return to the Customer any property, documentation, records, or confidential information which is the property of the Customer.

Legal Expenses

6.
In the event that legal action is brought to enforce or construe any term of this Agreement, the prevailing party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.

Notice

7.
All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and either served personally, by email, by facsimile or by registered mail. The addresses for any notice to be delivered to any of the parties to this Agreement are as follows:

a. 843 Persimmon Lane Langhorne PA 19047
b. 50 McCullough Drive Newcastle Delaware 19720
or to such other address as to which any party may from time to time notify the other.

Enurement

8.	This Agreement will enure to the benefit of and be binding upon the respective successors and assigns of the parties.

Titles/Headings

9.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

   Gender

10.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Assignment

11.
This Agreement is a personal one, being entered into in reliance upon and in consideration of the personal skill and qualifications of the Service Provider. The Service Provider will not voluntarily or by operation of law assign or otherwise transfer the obligations incurred pursuant to the terms of this Agreement without the prior written consent of the Customer.

Capacity/Independent Contractor

12.
It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services hereunder. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them.

Modification of Agreement

13.
Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Time of the Essence

14.	Time will be of the essence of this Agreement and of every part hereof. No extension or variation of this Agreement will operate as a waiver of this provision.

Entire Agreement

15.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressed in it.

Severability

16.
In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Currency

17.	Unless otherwise provided for, all monetary amounts referred to herein will be paid in United States dollars.

Governing Law

18.
It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Delaware, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Termination

19.	This agreement may be terminated immediately by either party either upon giving the other party twelve (12) months written notice as per paragraph 7a and 7b.

IN WITNESS WHEREOF the parties have duly executed this Service Agreement this First day of January 2010.

CUSTOMER	SER E PROVIDER

/s/ Sarav Patel
Robert Schneiderman, CEO	Sarav Patel, CEO